GreenLight Biosciences Announces Fourth Quarter and Full Year 2022 Financial Results

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Two agriculture solutions now under regulatory review, pending EPA approval: Calantha™, a solution to protect potatoes, and a separate solution to protect honeybees from Varroa mite
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Updated clinical strategy to accelerate development of its next-generation Covid vaccine candidate; decision to advance universal pan-sarbecovirus vaccine candidate
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Presented promising preclinical immune response data for Shingles vaccine candidate, first program in partnership with Serum Institute of India Private Limited

BOSTON, March 28, 2023—GreenLight Biosciences (Nasdaq: GRNA), a public benefit corporation striving to deliver on the full potential of RNA to address some of the world’s toughest problems in human health and agriculture, today reported operational highlights and financial results for the fourth quarter and full year ended December 31, 2022.

“Since our public listing a year ago, GreenLight has made tremendous progress in service of our mission to deliver innovative RNA-based solutions addressing some of humanity’s greatest challenges,” said Andrey Zarur, CEO of GreenLight. “With our recent series of R&D days, we provided numerous updates across our development portfolio and highlighted long-term strategies that balance the far-reaching prospects of our technology with the capital efficiency of strategic partnerships. These strategies will expedite development and commercialization following proof-of-concept.”

Fourth Quarter 2022 and Recent Operational Highlights:

Program Updates:

The company hosted comprehensive R&D showcase days for Plant Health (March 7, 2023) and Human Health (March 9, 2023), providing numerous updates on development and regulatory progress. Highlights include:

Plant Health:

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Active preparation for commercial sales of CalanthaTM, pending EPA approval
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GreenLight is expanding certain dsRNA-based fungal, insecticide, and acaricide programs into solutions that are designed to address multiple targets
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Through data from early experiments and subsequent field trial studies conducted last year, GreenLight has demonstrated stability of RNA through a standard seed treatment process and dsRNA delivery into plants, showing decreased fusarium disease severity in lettuce seed treatment field trials across two locations and three lettuce varieties, and very preliminary indications of herbicidal activity

Human Health:

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Accelerating evaluation of pan-sarbecovirus vaccine candidate as part of updated universal Covid vaccine candidate strategy
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GreenLight has selected a lead candidate to progress toward clinical development after evaluation of multiple antigen designs and formulations

Recordings and materials from both events can be accessed at www.greenlightbio.com/investors.

Leadership Team Update:

Management continues to implement a number of leadership changes following the October 2022 strategic reorganization. Recent personnel changes include the departure of Chief Scientific Officer Amin Khan, the promotion of Shelly Karuna to Chief Medical Officer, the promotion of Kimberly Warren to Chief Business Officer, and the promotion of Marta Ortega-Valle to Chief Sustainability Officer. As part of a planned succession to David Kennedy, Nina Thayer has been promoted to General Counsel and Chief Compliance Officer, upon his retirement. David Kennedy continues as an adviser to GreenLight.

Fourth Quarter 2022 Financial Results

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Cash Position: Cash, cash equivalents, and marketable securities were $68.1 million as of December 31, 2022, compared to $31.4 million as of December 31, 2021. The increase was primarily driven by proceeds received from the close of the business combination and concurrent PIPE financing in February as well as the August PIPE financing. This increase was offset in part by cash used to fund operations of approximately $136.7 million.

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Collaboration Revenue: Collaboration revenue was $2.9 million during the fourth quarter of 2022, compared to none during the fourth quarter of 2021. This revenue was primarily related to license revenue related to our agreement with Serum Institute of India Private Limited.
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R&D Expenses: Research and development expenses increased by $4.6 million to $32.4 million during the fourth quarter of 2022, compared to $27.8 million during the fourth quarter of 2021. This increase was primarily related to increased program costs related to R&D materials, manufacturing and service fees supporting the commercial-scale engineering run, pre-clinical trial activities and personnel expenses, as well as facilities costs such as rent and depreciation expenses.
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G&A Expenses: General and administrative expenses increased by $2.2 million to $8.6 million during the fourth quarter of 2022, compared to $6.4 million during the fourth quarter of 2021. This increase was primarily related to an increased level of support required for the growth of the research teams and public company requirements.
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Net Loss: The Company’s net loss was $38.8 million for the fourth quarter of 2022, compared to $34.7 million during the fourth quarter of 2021

Financial Guidance:

The Company expects its cash and equivalents of $68.1 million as of December 31, 2022 will be sufficient to fund planned operating expenses and capital expenditures, through the second quarter of 2023. Alongside recent measures, including a corporate realignment and portfolio prioritization, the Company continues to evaluate a range of opportunities to extend cash runway even further, including further management of program spending, additional platform licensing collaborations and potential further financing activities.

About GreenLight:

GreenLight Biosciences aims to address some of the world’s biggest problems by delivering on the full potential of RNA for human health and agriculture. Our RNA platform allows us to research, design, and manufacture for human, animal, and plant health. In human health, this includes messenger RNA vaccines and therapeutics. In agriculture, this includes RNA to protect honeybees and a range of crops. The company’s platform is protected by numerous patents. GreenLight’s human health product candidates are in the pre-clinical stage, and its product candidates for the agriculture market are in the early stages of development or regulatory review. GreenLight is a public benefit corporation that trades under the ticker GRNA on Nasdaq. For more information, visit www.greenlightbiosciences.com.

Availability of Other Information About GreenLight Biosciences

Investors and others should note that we communicate with our investors and the public using our website (www.greenlightbiosciences.com), the investor relations website (https://investors.greenlightbio.com/), and on social media (Twitter and LinkedIn), including but not limited to investor presentations and investor fact sheets, U.S. Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that GreenLight posts on these channels and websites could be deemed to be material information. As a result, GreenLight encourages investors, the media, and others interested in GreenLight to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on GreenLight’s investor relations website and may include additional social media channels. The contents of GreenLight’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Forward-Looking Statements:

Certain statements in this press release may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the success, cost and timing of our research and development activities in our plant and human health programs, the acceptance of RNA-based technologies by regulators and the public, our ability to raise and productively deploy capital and the rate at which we can successfully bring products to market, our projected cash runway and our ability to obtain funding for our operations when needed. Forward-looking statements include statements relating to our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed with the SEC, as well as discussions of potential risks, uncertainties, and other important factors included in our Quarterly Reports on Form 10-Q, periodic filings on Form 8-K, and any of our future filings with the SEC. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by current macroeconomic conditions and there may be additional risks that we consider immaterial, or which are unknown. It is not possible to predict or identify all such risks. Our forward-looking statements only speak as of the date they are made, and we do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. For additional information on GreenLight and potential risks associated with investing, please see our public filings at https://www.sec.gov/edgar/browse/?CIK=1822691&owner=exclude.

Contacts:

Media Contact:

Thomas Crampton
SVP Corporate Affairs
GreenLight Biosciences

press@greenlightbio.com

Investor Contact:

Ingrid Fung
Director, Enterprise Operations and Strategy & Head of Investor Relations

GreenLight Biosciences

investors@greenlightbio.com

GREENLIGHT BIOSCIENCES HOLDINGS, PBC

Consolidated Statement of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,	
	2022	2021	2022	2021
REVENUE:				
License and collaboration revenue	$ 2,947	$ —	$ 6,384	$ —
Grant revenue	76	415	396	1,595
Total revenue	3,023	415	6,780	1,595
OPERATING EXPENSES:				
Research and development	32,434	27,751	133,810	89,832
General and administrative	8,573	6,378	35,930	20,321
Restructuring expense	959	—	959	—
Total operating expenses	41,966	34,129	170,699	110,153
LOSS FROM OPERATIONS	(38,943)	(33,714)	(163,919)	(108,558)
OTHER INCOME (EXPENSE):				
Interest and other income (expense), net	913	17	895	37
Interest expense	(962)	(948)	(4,123)	(2,419)
Change in fair value of warrant liabilities	228	(27)	1,184	(1,370)
Total other income (expense), net	179	(958)	(2,044)	(3,752)
Net loss before income tax	(38,764)	(34,672)	(165,963)	(112,310)
Income tax expense	—	—	1,092	—
Net loss	$ (38,764)	$ (34,672)	$ (167,055)	$ (112,310)
Net loss per share — basic and diluted	$ (0.26)	$ (0.36)	$ (1.27)	$ (1.17)
Weighted-average common stock outstanding — basic and diluted	151,542,098	96,498,604	131,975,528	96,371,189